                                 Exhibit 23.1


                        Consent of Independent Auditors


The Board of Directors
Civic BanCorp:

We consent to incorporation by reference in the registration statement on Form S-8 of Civic BanCorp of our report dated January 20, 1999 relating to the consolidated balance sheets of Civic BanCorp and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Civic BanCorp.



/s/ KPMG LLP

September 20, 1999
San Francisco, California